CARBON OFFSET MARKETING AGREEMENT

This Carbon Offset Marketing Agreement (the “Agreement”) is dated for reference the 14th day of August, 2010 (the “Effective Date”).

BETWEEN:

UNITED NATURE INC., a Panama corporation having its head office at Calle Alberto Navarro, Edif Raphin, piso 3, El Cangrejo, Panama,
PO Box 0823-05980 Republic of Panama

(the “Company”)

OF THE FIRST PART

AND:

GREENLITE VENTURES INC., a Nevada corporation having its head office at 810 Peace Portal Drive, Suite 201, Blaine, WA

(the “Distributor”)

OF THE SECOND PART

WHEREAS:

A. The Company is engaged in the business of reforestation of previously deforested land in the Republic of Panama and owns and manages teak plantations that produce Carbon Offsets by sequestration of CO2; and

B. The Distributor wishes to acquire the exclusive rights to market and distribute the Carbon Offsets generated by the teak plantations owned or managed by the Company on the terms and conditions contained herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

(a)	“Aggregator” means any entity that collects, combines, completes the administrative work and brokers the Carbon Offsets.

(b)

“Annex I/B County” means Countries listed in Annex I of the UN Framework Convention on Climate Change (UNFCCC) are developed countries expected to take the lead in responding to climate change and Annex I/B countries are all but two of the Annex I countries that are also listed in Annex B of the Kyoto Protocol and have agreed to a target for their greenhouse gas emissions.

(c)	“Cap and Trade” means a system for controlling emissions of environmental pollutants, whereby overall emissions are capped, but actors covered can allocate emissions rights by trading.

(d)

“Carbon Offset” means a unit of GHG emissions reduction equal to one ton carbon dioxide equivalent (CO2e) in one part of the world that offsets an equivalent amount of GHG emissions in another part of the world.

(e)	“Carbon Offset Market” means a type of commodity market in which certified or verified Carbon Offsets are sold to emitters of greenhouse gases by projects that are generating emissions reductions.

(f)	“Carbon Offset Plan” means the Distributor’s plan to sign up plantations in Panama to sell Carbon Offsets.

(g)

“Carbon Offset Project” means a project that reduces the rate of global GHG accumulation by generating additional emissions reductions or increasing the rate of removal of greenhouse gases from the atmosphere. More specifically, Carbon Offsets generated by Land Use, Land Use Change and Forestry.

(h)	“Carbon Sinks” means locations that absorb and store carbon dioxide.

(i)

“Certified Emissions Reduction (CER)” means climate credits (or carbon credits) issued by the Clean Development Mechanism (CDM) Executive Board for emission reductions achieved by CDM projects and verified by a DOE under the rules of the Kyoto Protocol. CERs can be used by Annex 1 countries in order to comply with their emission limitation targets or by operators of installations covered by the European Union Emission Trading Scheme (EU ETS) in order to comply with their obligations to surrender EU Allowances, CERs or Emission Reduction Units (ERUs) for the CO2 emissions of their installations. CERs can be held by governmental and private entities on electronic accounts.

(j)

“Clean Development Mechanism (CDM),” means a project-based flexible mechanism whereby Annex I/B countries can purchase carbon credits from projects in non-Annex I/B countries, if the project developers can demonstrate that the projects will generate additional emissions reductions and contribute to clean and sustainable development in the host countries.

(k)	“CDM Executive Board (EB)” means International authority which supervises the registration of CDM projects and CDM-related procedures.

(l)	“Company Carbon Offsets” means Carbon Offsets generated by the Company Plantations.

(m)

“Company Plantations” means the Teak Plantations in Panama owned by the Company which at date of this Agreement cover approximately _____hectares as more particularly set out in Schedule A attached hereto.

(n)

“Designated Operational Entity (DOE)” means a private firm with experience in audit, monitoring, evaluation and verification that has been accredited by the CDM Executive Board (EB) as a competent project evaluator which is qualified to prepare validation and verification reports for CDM projects.

(o)

“Emissions Reduction” means either the absolute reduction in the level of future human-induced GHG emissions below the level of emissions in a selected period in the past, or a reduction in the level of future GHG emissions below the level of emissions that would result from a continuation of current trends.

(p)

“Greenhouse Gases (GHG)” means gases that form a thick blanket in the earth's upper atmosphere and absorb radiation emitted by the earth’s surface and by clouds (infrared radiation), trapping part of the absorbed energy, which, in turn, warms the planetary surface.

(q)	“Land Use, Land Use Change and Forestry (LULUCF)” means activities that can mitigate climate change by sequestering carbon and creating Carbon Sinks.

(r)

“Managed Plantations” means the plantations managed by the Company in Panama which as of the date of this Agreement cover approximately _____hectares as more particularly set out in Schedule B attached hereto.

(s)	“Managed Plantation Carbon Offsets” means the Carbon Offsets generated by the Managed Plantations.”

(t)	“Non-Annex I/B Country” means Countries not listed in Annex I to the UNFCCC not in Annex B of the Kyoto Protocol, generally developing countries.

(u)	"Securities Act" means the United States Securities Act of 1933, as amended.

(v)	“Sequestration” means natural process whereby carbon dioxide is removed from the atmosphere by new growth vegetation and stored (sequestered) in above- and below-ground biomass and soil biota.

(w)	“Teak” means a type of tropical hardwood tree.

(x)	“Transaction Costs” means costs involved in preparing Carbon Offsets for market sale.

(y)

“Verified Emission Reduction (VER)” means one ton of GHG emission reductions expressed in carbon dioxide equivalent units reduced—hence CO2 emission reductions, or VERs. VERs are usually traded in increments of tons. VERs are verified by a verifier that is certified by a Carbon Offset standard, exchange or both.

(z)	“Voluntary Offset Market” means a commodity market for trading credits certified Carbon Offsets (CER), verified Carbon Offsets (VER) or any other credit type generated by Carbon Offset projects.

2.          GRANT OF DISTRIBUTION RIGHTS

2.1.       The Company hereby grants to the Distributor the exclusive rights to market and sell all Company Offsets;

2.2.       The Company agrees to use its best efforts to have the Owners of the Managed Plantations grant distribution rights for the Managed Plantation Offsets to the Distributor.

2.3.       The Distributor will have the Company Carbon Offsets and Managed Plantation Carbon Offsets certified or verified, to the extent necessary to sell the Company Carbon Offsets and Managed Plantation Carbon Offsets, by such certifier or verifier the Distributor may choose;

2.4.       The Distributor may subject the Carbon Offsets to multiple certifications or verifications to conform with changing industry standards or to change to different platforms that exchange Carbon Offsets;

2.5.       The Carbon Offsets will be created by Land Use, Land Use Change and Forestry (LULUCF);

2.6.       The Distributor will retain exclusive distribution rights to any Carbon Offsets created either directly or indirectly by Company Plantations;

2.7.       The Company agrees assist in any verification or certification process initiated by the Distributor and comply with any tests to:

i.	register the Carbon Offset Project;

ii.	register the Distributor as the Carbon Offset Project’s Aggregator; and

iii.	verify/certify Company Carbon Offsets.

2.8.       If for any reason the Carbon Offset production exceeds the threshold which allows for an Aggregator, the Company agrees to enter into an agency or partnership agreement that will permit the sharing of proceeds on the terms set out in Section 3 below from the sale of Carbon Offsets.

3.          OFFSET PRICES AND PAYMENT

3.1.       The Distributor will set the price of Company Carbon Offsets and Managed Plantation Carbon Offsets for private sales on the Internet;

3.2.       The price of Project Carbon traded on the Chicago Climate Exchange or through another VER exchange will be determined by the market price of VERs;

3.3.       The price of Company Carbon Offsets and Managed Plantation Carbon Offsets traded through the CDM will be determined by the market value of CERs;

3.4.       Proceeds from the sales of Company Carbon Offsets and Managed Plantation Carbon Offsets will be split 50/50 after deduction of Transaction Costs incurred by the Distributor to have the Company Carbon Offsets and Managed Plantation Carbon Offsets certified by a credible certified verifier;

3.5.       For each of the Distributor’s fiscal quarters occurring wholly or partly during the term of this Agreement, the Distributor shall within sixty (60) days after the end of each such fiscal quarter, deliver to the Company its share of the proceeds from the sales of Carbon Offsets generated in accordance with Sections 3.4 and 6.2.

3.6.       Proceeds will only be disbursed after all Transaction Costs are deducted;

3.7.       The proceeds from the sale of Carbon Offsets may be subject to different Transaction Costs depending on the means used by the Distributor to facilitate the sales of Carbon Offsets.

4.          ISSUANCE OF SHARES

4.1.       Upon execution of this Agreement Distributor shall issue 3,000,000 shares of the Distributor’s common stock (the “Shares”) to the Company. The Shares will be released to the Company on the following basis:

i.	500,000 Shares on execution of this Agreement;

ii.	500,000 Shares upon the first anniversary of the Effective Date;

iii.	500,000 Shares upon the second anniversary of the Effective Date;

iv.	500,000 Shares upon the third anniversary of the Effective Date;

v.	500,000 Shares upon the fourth anniversary of the Effective Date; and

vi.	500,000 Shares upon the fifth anniversary of the Effective Date.

4.2.       The Company is not a “U.S. Person” as defined by Regulation S of the Securities Act and is not acquiring the Distributor’s Shares for the account or benefit of such a U.S. Person.

4.3.       The Company represents and warrants to the Distributor that it is acquiring the Shares for investment purposes only, with no present intention of dividing its interest with others or reselling or otherwise disposing of any or all of the Shares.

4.4.       The Company was not in the United States at the time the offer to acquire the Shares was received.

4.5.       The Company acknowledges that the Shares are “restricted securities” within the meaning of the Securities Act and will be issued to the Company in accordance with Regulation S of the Securities Act. Any certificates representing the Shares will be endorsed with a legend in accordance with Regulation S of the Securities Act substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT”.

5.           RECRUITMENT

5.1.        The Company will assist the Distributor in signing up plantations within the Republic of Panama not owned or managed by them (the “Other Plantations). In such a case the Distributor and the Company will share net proceeds on the same basis as proceeds from the sale of Carbon Offsets from the Managed Plantations;

6.          MARKETING OF CARBON OFFSETS

6.1.        The Distributor shall have exclusive, unfettered discretion to market and sell the Company’s Carbon Offsets in a manner in which the Distributor sees most practical for both the Company and the Distributor;

6.2.        The Distributor has the right to market and sell such Carbon Offsets via any of the following:

i.	direct sales to consumers through the Internet;

ii.	private sales to producers of GHGs.

iii.	sales facilitated through a Voluntary Offset Market;

iv.	sales facilitated through the Clean Development Mechanism; or

v.	such other Carbon Offset trading mechanisms as the Distributor deems appropriate.

6.3.        To the extent that the Distributor shall obtain marketing rights to Carbon Offsets from Managed Plantations and Other Plantations the Distributor shall in its sole discretion determine the order in which the Company Carbon Offsets, Managed Plantation Carbon Offsets and such other Carbon Offsets shall be sold having regard to such factors as the date on which it contracted to market the Carbon Offsets, the timing of verification or certification and the timing of any FSC certifications for such Plantations and the requirements of the proposed marketing channel for the Carbon Offsets;

6.4.        The Distributor may in it’s discretion hire a sub-distributor to assist in facilitating the exchange of the Company’s Carbon Offsets either online or through an organized exchange;

7.          ADDITIONAL COVENANTS OF THE DISTRIBUTOR

7.1.        The Distributor makes no warranty as to the market value of the Carbon Offsets created by the Company;

7.2.        The Distributor in no way guarantees that:

i.	the project is eligible for any registration as a producer of Carbon Offsets;

ii.	that any revenues will result from the sale of Carbon Offsets; and

iii.	that the Distributor will be eligible to act as an Aggregator, or an Agent of the Company for selling Carbon Offsets on a Registered Exchange.

7.3.        The Distributor will throughout the term of this Agreement establish and maintain suitable sales systems to sell the Carbon Offsets; and comply with all applicable laws and regulations regarding the sale of Carbon Offsets, including all international trade laws.

8.           ADDITIONAL COVENANTS OF THE COMPANY

8.1.        The Company will be responsible to obtain and maintain its FSC certification;

8.2.        The Company will during the term of this Agreement:

i.

provide the Distributor with such information as the Distributor reasonably requests in order to assist the Distributor in the preparation of sales promotional material and shall provide the Distributor with its promotional materials in order to facilitate advertising of the Carbon Offsets;

ii.	provide assistance to any and all persons required to enter the Company’s plantations to inspect for certification and verification purposes; and

iii.	permit the Distributor to hold itself out as the authorized distributor of the Company Carbon Offsets.

9.          TERM AND TERMINATION

9.1.        The term of this Agreement (the “Term”) commences on the Effective Date of this Agreement and will continue for ten (10) years renewable at the option of the Distributor for an additional ten (10) years at the end of the first ten (10) year term in accordance with the provisions of this Agreement. In the event that the Term continues until twenty (20) years from the Effective Date, the term of this Agreement may only be extended by a written agreement between the Company and the Distributor for the subsequent term.

9.2.        If the Distributor is unable to produce cumulative proceeds to the Company of $100,000 USD by the fifth anniversary or the Effective Date, the Company may grant non-exclusive distribution rights to other Carbon Offset Marketers for the remainder of the Term.

9.3.        If the Company grants non-exclusive distribution rights to other carbon offset marketers pursuant to Section 9.2 of this agreement, the Company must return 50% of all securities issued under Section 4.1 to the Distributor.

9.4.        The Company shall not in any circumstances intentionally breach this Agreement. If it is found that the Company intentionally breached this contract in order to grant similar rights to a third party, the Distributor shall be entitled to 50% of all revenues (less Transaction Costs) from the sale of Carbon Offsets generated by the Company until June 30, 2030.

9.5.        Each of the Distributor and the Company shall have the right to terminate this Agreement upon the occurrence of any of the following events, such termination to be effective immediately upon the receipt of or deemed receipt by the other party of notice to that effect and the expiry of any applicable period for remedy of the default:

i.

if a party is in default of any of the provisions, terms or conditions herein contained and shall fail to remedy such default within sixty (60) days of written notice thereof from the other party, provided that if the default is the non-payment of any monetary amount, the defaulting party will have a period of thirty (30) days from receipt of notice in which to remedy the default;

ii.	the other party becomes bankrupt or insolvent, makes an assignment for the benefit of it’s creditors or attempts to avail itself of any applicable statute relating to insolvent debtors;

iii.	if the other party winds-up, dissolves, liquidates or takes steps to do so or otherwise ceases to function as a going concern or is prevented from reasonably performing its duties hereunder; or

iv.

if a receiver or other custodian (interim or permanent) of any of the assets of the other party is appointed by private instrument or by court order or if any execution or other similar process of any court becomes enforceable against the other party or it’s assets or if distress is made against the other party’s assets or any part thereof.

9.6. Upon termination of this Agreement for any reason whatsoever, the following shall apply:

i.

those rights and obligations of each of the Company and the Distributor which are expressly stated to survive termination of the Agreement will survive termination and will continue in full force and effect;

ii.

all rights and privileges granted by the Company to the Distributor pursuant to this Agreement, including rights to market, distribute, and sell Company Carbon Offsets, will immediately terminate and be relinquished by the Distributor, and thereafter the Distributor shall take no action that would make it appear to the public that the Distributor is still supplying Carbon Offsets from the Company;

iii.	the Distributor shall return to the Company all advertising, informational, or technical information given to the Distributor by the Company;

iv.	the Distributor shall refrain from holding itself out as an authorized distributor of the Company’s Carbon Offsets;

v.	the Distributor will retain in confidence all information regarding the business and products of the Company and the Carbon offsets; and

vi.	all sub-distributorship agreements entered into by the Distributor will terminate.

The provisions of Section 9.4 shall survive the termination of this Agreement.

10.          RECORDS AND AUDIT

10.1.        The Distributor shall keep and maintain during the currency of this Agreement, such full and accurate records (including books of account) as are necessary to determine the amounts payable hereunder

10.2.        The Distributor shall permit a member of the American Institute of Public Accountants designated by the Company during normal business hours and upon reasonable notice to have full access to such records, to audit them, and to make copies of the solely for the purpose of verifying the accuracy thereof. The Company shall bear all costs of such examination unless such examination reveals material misstatement or mispayment for the amount owing by the Distributor to the Company of 5% or more, in which event the Distributor shall bear all costs of such examination, and Distributor agrees to promptly reimburse the Company for such costs;

If any such inspection reveals a shortfall in the proceeds payable to the Company, hereunder then the Distributor shall forthwith pay the full amount of such shortfall, to the Company; and

10.3.        For each of the Distributor’s fiscal quarters occurring wholly or partly during the term of this Agreement, the Distributor shall within sixty (60) days after the end of each such fiscal year, deliver to the Company an accounting of the proceeds of the sale of Company Carbon Offsets under this Agreement and a copy of the Distributor’s financial statements for such fiscal quarter.

11.          ASSIGNMENT

11.1.        Except as permitted by Section 6 of this Agreement, the rights granted by this Agreement may not be sold, assigned, sub-licensed or otherwise transferred by the Distributor without the prior written consent of the Company, which consent shall not be unreasonably withheld.

12.          CONFIDENTIALITY

12.1.        Where used in this Agreement, "Confidential Information" means all knowledge, information, techniques, methods, processes, know how, business projections, and intellectual property (whether or not reduced to writing; whether or not subject to proprietary protection at law; and whether or not the information is already in the public domain) in any way concerning or relating to the Carbon Offset Project which in any way and at any time or times has been or may be communicated to, acquired by, or learned of by the Company in the course of or as a direct or indirect result of the Company’s access to information concerning the Carbon Offset Project or the Carbon Offset Plan provided by the Distributor. The Company specifically acknowledges and agrees in this Agreement, "Confidential Information" includes information, which may be in the public domain in some form but shall be considered confidential herein due to its method of presentation as part and parcel of a system developed by the Company utilizing the Carbon Offset Project and the Carbon Offset Plans;

12.2.        The Company acknowledges that the success, profitability and competitive position of the Distributor requires that strict confidentiality be maintained at all times with respect to all Confidential Information, and that any breach of such confidentiality is capable of causing substantial damage to the Distributor. Accordingly, the Company covenants and agrees with the Company that:

i.	the Company shall at all times hereafter keep all Confidential Information in the strictest confidence;

ii.	the Company shall hold all Confidential Information in trust for the Distributor; and

iii.	the Company shall not at any time hereafter directly, indirectly or in any other manner:

	a.	publish or in any way participate or assist in the publishing of any Confidential Information;

	b.	utilize any Confidential Information, except only as may be required for and in the course of any provision of consulting services to the Distributor; or

	c.	disclose or assist in the disclosure of any Confidential Information to any person, firm, corporation or other entity whatsoever.

The provisions of this Section 12.2 shall not apply to any Confidential Information which the Distributor expressly permits the disclosure of, provided that the disclosure is made in compliance with any conditions imposed in connection with the permission of such disclosure.

13.          MISCELLANEOUS PROVISIONS

13.1.        Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to all matters herein contained, and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an instrument in writing, signed by all parties hereto and any amendments, alterations or qualifications hereof shall not be binding upon or affect the rights of any party who has not given its consent in writing.

13.2.        Interpretation. The division of this Agreement into articles and sections is for convenience and reference only and shall not affect the interpretation of construction of the Agreement.

13.3.        Severability. In the event that any of the covenants herein shall be held unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of any remaining provisions of the Agreement and such unenforceable or invalid portion shall be severable from the remainder of this Agreement.

13.4.        Force Majeure. In the event of an inability or failure of the Company to produce Carbon Offsets herein by reason of any fire, explosion, war, riot, strike, walk-out, labor controversy, flood, shortage of water, power, labor transportation facilities or necessary materials or supplies, default or power failure of carriers, breakdown in or the loss production or anticipated production from plant or equipment, act of God or public enemy, any law, act or order of any court, board, government or other authority of competent jurisdiction, or any other direct cause (whether or not of the same character as the foregoing) beyond the reasonable control of the company, then the Company shall not be liable to the Distributor and will ne be deemed to be in default during the period and to the extent of such inability or failure.

13.5.        Notices. All notices, requests, demands, or communications made pursuant to the terms hereof or required or permitted to be given by one party to another shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

to the Company at:	UNITED NATURE INC.
Calle Alberto Navarro,
Edif Raphin, piso 3
El Cangrejo, Panama
PO Box 0823-05980
Republic of Panama
Email: robert@unitednature.com
Fax:

to the Distributor at:	GREENLITE VENTURES INC.
810 Peace Portal Drive,
Suite 201, Blaine, WA 98230
Email: howardthomson@hotmail.com
Fax: 360-230-2302

or to such other address as may be given by any of them to the other from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, or, if mailed, ten (10) business days following the date of mailing thereof, provided that if any such notice, request, demand or other communication shall have been mailed in regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands, or other communications shall be deemed to have been received ten (10) business days after the day following the resumption of normal mail service.

13.6.        Time of the Essence. Time shall not be of the essence.

13.7.        Further Assurances. The parties agree to sign such other instruments, cause such meetings to be held, resolutions passed and by-laws enacted, exercise the vote and influence, do and perform and cause to be done and performed, such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

13.8.        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.9.        Non-Waiver. No waiver by any party of any breach by any other party of any of its covenants, obligations and agreements hereunder shall be a waiver of any subsequent breach of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

13.10.       Governing Law. This contract will be governed by and construed in accordance with the laws of the State of Nevada, and the laws of the United States of America applicable therein any court of competent jurisdiction in the United States of America shall have jurisdiction to adjudicate any matter arising out of this Agreement.

13.11.       This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement and as of the date first above written.

UNITED NATURE INC. by its authorized signatory

/s/ Robert Kroesen
Signature of Authorized Signatory

Robert Kroesen
Name of Authorized Signatory

Managing Director
Position of Authorized Signatory

GREENLITE VENTURES INC. by its authorized signatory

/s/ Howard Thomson
Signature of Authorized Signatory

Howard Thomson
Name of Authorized Signatory

President
Position of Authorized Signatory

SCHEDULE A
To the Carbon Offset Marketing Agreement between United Nature Inc. and Greenlite Ventures Inc. dated the 14th day of August, 2010

COMPANY PLANTATIONS

SCHEDULE B
To the Carbon Offset Marketing Agreement between United Nature Inc. and Greenlite Ventures Inc. dated the 14th day of August, 2010

MANAGED PLANTATIONS